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                           OFFER TO PURCHASE FOR CASH
                       ANY AND ALL MEMBERSHIP INTERESTS,
                  INCLUDING THE ASSOCIATED RIGHTS TO PURCHASE
                        ADDITIONAL MEMBERSHIP INTERESTS,
                          (COLLECTIVELY, THE "SHARES")

                                       OF

                                TRIAD PARK, LLC
                                       AT

                              $1.80 NET PER SHARE

                                       BY

                              TPL ACQUISITION, LLC
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         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT
               NEW YORK CITY TIME, ON WEDNESDAY, APRIL 29, 1998,
                         UNLESS THE OFFER IS EXTENDED.
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                                                                   April 1, 1998

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

     We have been engaged by TPL Acquisition, LLC (the "Purchaser"), a Delaware limited liability company managed by Richard C. Blum & Associates, L.P. ("RCBA"), a California limited partnership, to act as Information Agent in connection with the Purchaser's offer to purchase all membership interests, including the associated rights to purchase additional membership interests (collectively, the "Shares"), of Triad Park, LLC (the "Company"), at a price of $1.80 per Share, net to the seller in cash, without interest thereon (the "Offer Price"), upon the terms and subject to the conditions set forth in the Offer to Purchase, dated April 1, 1998 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, as amended from time to time, together constitute the "Offer") enclosed herewith.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE OF THE OFFER THAT NUMBER OF SHARES THAT WOULD CONSTITUTE, WHEN COMBINED WITH THE SHARES OWNED BY RCBA AND RICHARD C. BLUM AS OF THE DATE HEREOF, A MAJORITY OF ALL OUTSTANDING SHARES OF THE COMPANY (THE "MINIMUM CONDITION"), (II) REDEMPTION OR WAIVER BY THE COMPANY OF ITS RIGHTS PLAN, AND (III) TERMINATION BY THE COMPANY OF THE MERGER AGREEMENT BY AND AMONG THE COMPANY, THE KONTRABECKI GROUP, INC. ("TKG") AND TKG ACQUISITION COMPANY, LLC PURSUANT TO WHICH TKG OFFERED TO ACQUIRE THE SHARES OF THE COMPANY FOR $1.65125 PER SHARE. THE OFFER IS NOT CONDITIONED UPON THE RECEIPT OF FINANCING.

     THE PURCHASER WILL, UPON REQUEST, REIMBURSE YOU FOR CUSTOMARY MAILING AND HANDLING EXPENSES INCURRED BY YOU IN FORWARDING THE ENCLOSED MATERIALS TO YOUR CLIENTS.
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     Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

     For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, or who hold Shares registered in their own names, we are enclosing the following documents:

          1. The Offer to Purchase, dated April 1, 1998;

          2. The Letter of Transmittal to be used by holders of Shares in accepting the Offer and tendering Shares;

          3. The Notice of Guaranteed Delivery to be used to accept the Offer if the certificates evidencing such Shares (the "Share Certificates") are not immediately available or time will not permit all required documents to reach the Depositary (as defined in the Offer to Purchase) prior to the Expiration Date (as defined in the Offer to Purchase) or the procedure for book-entry transfer cannot be completed on a timely basis;

          4. A letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominees, with space provided for obtaining such clients' instructions with regard to the Offer;

          5. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9; and

          6. A return envelope addressed to the Depositary.

     In order to take advantage of the Offer, a duly executed and properly completed Letter of Transmittal and any other required documents should be sent to the Depositary and certificates representing the tendered Shares should be delivered or such Shares should be tendered by book-entry transfer, all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will purchase, by accepting for payment, and will pay for the Shares validly tendered and not withdrawn prior to the Expiration Date promptly after the Expiration Date. For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, tendered Shares as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance of such Shares for payment pursuant to the Offer. In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the Share Certificates or timely confirmation of a book-entry transfer of such Shares, if such procedure is available, into the Depositary's account at The Depository Trust Company or the Philadelphia Depository Trust Company pursuant to the procedures set forth in Section 2 of the Offer to Purchase, (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined in Section 2 of the Offer to Purchase) and (iii) any other documents required by the Letter of Transmittal.

     If holders of Shares wish to tender Shares, but it is impracticable for them to forward their Share Certificates or other required documents to the Depositary prior to the Expiration Date or to comply with the Procedures for book-entry transfer on a timely basis, a tender may be effected by following the guaranteed delivery procedures specified under Section 2 of the Offer to Purchase.

     The Purchaser will pay any stock transfer taxes incident to the transfer to it of validly tendered Shares, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

     YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON APRIL 29, 1998 UNLESS THE OFFER IS EXTENDED.

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     Any inquiries you may have with respect to the Offer should be addressed to
Georgeson & Company Inc, the Information Agent, at its address and telephone number set forth on the back cover page of the Offer to Purchase.

     Additional copies of the enclosed materials may be obtained by calling Georgeson & Company Inc., the Information Agent, collect at (212) 440 9800.

                                            Very truly yours,

                                            Georgeson & Company Inc.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF THE PURCHASER, THE DEPOSITARY, THE INFORMATION AGENT, OR ANY AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED AND THE STATEMENTS CONTAINED THEREIN.

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